Exhibit 3.1

BIO-KEY INTERNATIONAL, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

The undersigned, Michael DePasquale, hereby certifies that:

1.     He is the Chief Executive Officer and Chairman of the Board of Directors of BIO-Key International, Inc., a Delaware corporation (the “Corporation”).

2.     The Corporation is authorized to issue 5,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued or outstanding.

3.     The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the certificate of incorporation, as amended to date, of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of up to 5,000,000 shares, par value $0.0001 per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them;

WHEREAS, as of the date hereof, no shares of preferred stock are outstanding and it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize 100,000 shares of Series A-1 Convertible Preferred Stock pursuant to the following Certificate of Designation of Preferences, Rights and Limitations.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby authorize the following Certificate of Designation of Preferences, Rights and Limitations to provide for the issuance of Series A-1 Convertible Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such Series A Convertible Preferred Stock as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1.           Designation, Amount and Par Value.  This series of Preferred Stock shall be designated as the Corporation’s Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and the number of shares so designated shall be 100,000.  Each share of Series A-1 Preferred Stock shall have a par value of $0.0001 per share. Shares of Series A-1 Preferred Stock shall rank pari-passu in all respects with the shares of Series B-1 Convertible Preferred Stock, $0.0001 par value per share (the “Series B-1 Preferred Stock”).

2.         Dividends and Other Distributions.

2.1        Accruing Dividends and Dividend Rate. From and after the date of issuance of any shares of Series A-1 Preferred Stock, dividends shall accrue on such shares of Series A-1 Preferred Stock at the rate of 6% per annum, on April 1, July 1, October 1 and January 1 of each year on the Series A-1 Original Issue Price (“Accruing Dividends”). The amount of Accruing Dividends issuable will be computed on the basis of a 360-day year of twelve 30 day months. Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Unless holders of at least a majority of the outstanding shares of Series A-1 Preferred Stock elect otherwise by written notice to the Company, until October 1, 2017 all Accruing Dividends shall be paid in cash unless such payment would be prohibited by the Delaware General Corporation Law or cause the Corporation to breach any agreement for borrowed money. In such event, the Corporation will pay the Accruing Dividends “in kind” by issuing shares (such shares, “Dividend Shares”) of common stock, $0001 par value per share, of the Corporation (“Common Stock”) and delivering stock certificates representing such Dividend Shares on the applicable quarterly payment date. Commencing January 1, 2018, the Corporation may pay the Accruing Dividends, in its sole discretion, in cash or in kind by issuing stock certificates representing Dividend Shares on the applicable quarterly payment date. For the avoidance of doubt, Dividend Shares are deemed issued and outstanding on the applicable dividend payment date, regardless of whether stock certificates evidencing the Dividend Shares are issued or delivered. Payment of Dividend Shares shall be made by delivering a certificate or certificates evidencing such shares, which shall be dated as of the applicable dividend payment date, to such holder at such holder’s address as it appears in the books and records of the Corporation at the close of business on the record date for such dividend payment date. Payments of Dividend Shares shall be made in additional shares of Common Stock having a value equal to the volume weighted average trading price of the Common Stock during the ten (10) trading day period preceding the applicable dividend payment date. All dividends paid in respect of shares of Series A-1 Preferred Stock, including the Accruing Dividends, shall be paid pro rata to the holders of Series A-1 Preferred Stock entitled thereto. The “Series A Original Issue Price” shall mean $100.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock.

2.2        Fractional Shares. Fractional shares of Common Stock otherwise payable as Dividend Shares shall be rounded down to the nearest whole share after aggregating all Dividend Shares issuable to a holder thereof, and the amount of Accruing Dividends attributable to such fractional share shall be paid in cash, except to the extent otherwise required by applicable law. All Dividend Shares will, upon issuance, be duly authorized, validly issued, fully paid, nonassessable.

3.         Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

3.1        Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (a) in the case of shares of Series A-1 Preferred Stock, the Series A-1 Original Issue Price, plus any other dividends declared but unpaid thereon (the “Series A Liquidation Amount”) and (b) in the case of the Series B-1 Preferred Stock, the Series B-1 Liquidation Amount (as that term is defined in the Certificate Of Designation of Preferences, Rights and Limitations Of Series B-1 Convertible Preferred Stock of BIO-Key International, Inc.). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock the full amount to which they shall be entitled under this Subsection 3.1, the holders of shares of Series A-1 Preferred Stock and the holders of shares of the Series B-1 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.2        Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock and any other series of preferred stock having a preference over Common Stock with respect to distributions in liquidation, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock and any other series of Preferred Stock which rank pari-passu with the Common Stock with respect to distributions in liquidation, pro rata based on the number of shares held by each such holder.

3.3        Deemed Liquidation Events.

3.3.1     Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock voting together as a single class elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a)        a merger or consolidation in which

(i)       the Corporation is a constituent party or

(ii)       a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)       the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3.3.2       Effecting a Deemed Liquidation Event.

(a)       The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 3.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides for payment to the holders of shares of Series A-1 Preferred Stock an amount per share equal to the Series A-1 Liquidation Amount, unless the holders of at least a majority of the outstanding shares of Series A-1 Preferred Stock, voting as a single class, elect otherwise by written notice sent to the Corporation.

(b)       In the event of a Deemed Liquidation Event referred to in Subsection 3.3.1(a)(ii) or 3.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A-1 Preferred Stock and Series B-1 Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock, and (iii) if the holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock, respectively, voting as separate classes, so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A-1 Preferred Stock at a price per share equal to the Series A-1 Liquidation Amount and all outstanding shares of Series B-1 Preferred Stock at a price per equal to the Series B-1 Liquidation Amount (as that term is defined the Certificate of Designation Of Preferences, Rights and Limitations Of Series B-1 Convertible Preferred Stock of BIO-Key International, Inc.). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Subsection 3.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

3.3.3       Amount Deemed Paid or Distributed. If the amount deemed paid or distributed under this Subsection 3.3.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a)       For securities not subject to investment letters or other similar restrictions on free marketability,

(i)       if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(ii)      if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; or

(iii)     if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(b)      The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

4.        Voting.

4.1       General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A-1 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A-1 Preferred Stock shall vote together with the holders of Common Stock as a single class.

4.2       Election of Directors. The holders of record of the shares of Series A-1 Preferred Stock, exclusively and as a separate class, shall be entitled to nominate one (1) director of the Corporation (the “Series A Director”). The nominee for the Series A Director shall be designated by majority vote or written consent in lieu of a meeting of the holders of the Series A-1 Preferred Stock voting as a separate class. The Board of Directors will initially appoint such nominee as the Series A Director upon receiving a written, signed certification from such appointee that he or she is not subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended. Thereafter, the Board of Directors will include such Series A Director in management’s slate of directors in future stockholder meetings. Any director nominated and elected as provided in the preceding sentences may be removed without cause by, and only by, the majority vote or written consent in lieu of a meeting of the holders of the Series A-1 Preferred Stock voting as a separate class. If the holders of shares of Series A-1 Preferred Stock fail to nominate a director, then such directorship not so filled shall remain vacant until such time as the holders of the Series A-1 Preferred Stock nominate a person to fill such directorship by vote or written consent in lieu of a meeting.

5.         Optional Conversion.

The holders of the Series A-1 Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

5.1        Right to Convert.

5.1.1      Conversion Ratio. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $0.30. Such initial Series A Conversion Price, and the rate at which shares of Series A-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 5 hereof and shall be subject to the limitation set forth in Section 5.1.3 hereof.

5.1.2      Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A-1 Preferred Stock.

5.1.3      Limitation on Conversion. Each holder of Series A-1 Preferred Stock shall not have the right to convert any portion of the Series A-1 Preferred Stock pursuant to Section 5.1 hereof, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of this Section 5.1.3, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Form 10-Q or Form 8-K, as the case may be (y) a more recent public announcement by the Corporation or (z) any other notice by the Corporation or the transfer agent of the Corporation setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the holder, the Corporation shall within one business day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A-1 Preferred Stock, by the holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, the holder may increase the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation (unless such notice is provided prior to the initial issuance of such Series A-1 Preferred Stock), and (ii) any such increase will apply only to the holder and not to any other holder of Series A-1 Preferred Stock.

5.2        Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A-1 Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5.3        Mechanics of Conversion.

5.3.1       Notice of Conversion. In order for a holder of Series A-1 Preferred Stock to voluntarily convert shares of Series A-1 Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series A-1 Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent for the Series A-1 Preferred Stock) that such holder elects to convert all or any number of such holder’s shares of Series A-1 Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A-1 Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A-1 Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent for the Series A-1 Preferred Stock). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent for the Series A-1 Preferred Stock) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series A-1 Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A-1 Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A-1 Preferred Stock converted.

5.3.2       Reservation of Shares. At all times when the Series A-1 Preferred Stock shall be outstanding, the Corporation shall take such corporate action as may be necessary to reserve and keep such number of shares available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-1 Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

5.3.3       Effect of Conversion. All shares of Series A-1 Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 5.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A-1 Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock accordingly.

5.3.4       No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A-1 Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

5.3.5       Taxes. The Corporation shall pay any and all issue and other similar taxes imposed by the United States of America that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A-1 Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A-1 Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.4        Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the first share of Series A-1 Preferred Stock was issued (the “Series A Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A-1 Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A-1 Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.5        Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(1)       the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)       the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A-1 Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A-1 Preferred Stock had been converted into Common Stock on the date of such event.

5.6       Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Series A-1 Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A-1 Preferred Stock had been converted into Common Stock on the date of such event.

5.7       Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 3.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A-1 Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 5.5 or 5.6), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A-1 Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A-1 Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Series A-1 Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A-1 Preferred Stock. For the avoidance of doubt, nothing in this Subsection 5.7 shall be construed as preventing the holders of Series A-1 Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 5.7 be deemed conclusive evidence of the fair value of the shares of Series A-1 Preferred Stock in any such appraisal proceeding.

5.8       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than twenty (20) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A-1 Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A-1 Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A-1 Preferred Stock (but in any event not later than twenty (20) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A-1 Preferred Stock.

5.9         Notice of Record Date. In the event:

(a)      the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A-1 Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)      of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)      of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A-1 Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A-1 Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A-1 Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

6.         Amendments and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.  Except as required by law, no vote by any other class of capital stock of the Corporation shall be required. Any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A-1 Preferred Stock; provided, that no amendment, modification or waiver of the terms or relative priorities of the Series A-1 Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 6.

7.         Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Series A-1 Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

8.           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the chairman, chief executive officer, president, chief financial officer or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed and acknowledged this Certificate of Designation this 9 day of October, 2015.

BIO-KEY INTERNATIONAL, Inc.

By:	/s/ Michael DePasquale
Michael DePasquale
Chief Executive Officer